Execution Copy
Exhibit 99.2
STOCK PURCHASE AGREEMENT
among
AEROGLIDE CORPORATION,
THE SHAREHOLDERS OF AEROGLIDE CORPORATION
and
AEROGLIDE HOLDINGS, INC.
DATED AS OF FEBRUARY 28, 2007

TABLE OF CONTENTS

ARTICLE 1 CERTAIN DEFINITIONS	1
1.1 Defined Terms	1
1.2 General Rules of Construction and Interpretation	9

ARTICLE 2 PURCHASE AND SALE OF STOCK	10
2.1 Sale	10
2.2 Purchase Price; Initial Payment	10
2.3 Closing Working Capital Statement	11
2.4 Settlement	12
2.5 Expenses	13

ARTICLE 3 CLOSING	13
3.1 Time and Place	13
3.2 Simultaneous Actions	13
3.3 Deliveries by Sellers	13
3.4 Deliveries by Buyer	14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS	15
4.1 Authorization	15
4.2 Noncontravention	15
4.3 Consents	15
4.4 Stock Ownership	15
4.5 Litigation	15
4.6 Brokers	16
4.7 Related Party Transactions	16

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	16
5.1 Organization	16
5.2 Power	16
5.3 Authorization	16
5.4 Capitalization	17
5.5 Company Subsidiaries	17
5.6 Noncontravention	17
5.7 Consents	18
5.8 Financial Statements	18
5.9 No Undisclosed Liabilities	19
5.10 Absence of Changes	19
5.11 Real Property	20
5.12 Company Contracts	21
5.13 Litigation, Orders	22
5.14 Compliance	23
5.15 Environmental	24
5.16 Employment Matters	24
5.17 Employee Benefit Plans	26
5.18 Related Party Transactions	28
5.19 Intellectual Property	28
5.20 Condition and Sufficiency of Assets	29
5.21 Inventory	30
5.22 Accounts Receivable	30
5.23 Tax Matters	30
5.24 Brokers	31
5.25 No Other Representations or Warranties	32

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5.26 Books and Records	32
5.27 Insurance	32
5.28 Certain Payments	33
5.29 Customers and Suppliers	34
5.30 No Product Liabilities; Product Warranties	34
5.31 Accuracy of Information	34

ARTICLE 6 REPRESENTATIVES AND WARRANTIES OF BUYER	35
6.1 Organization	35
6.2 Power	35
6.3 Authorization	35
6.4 Noncontravention	35
6.5 Consents	35
6.6 Investment Intent	36
6.7 Litigation	36
6.8 Brokers	36
6.9 Financial Capability	36
6.10 Knowledge Regarding Representations	36
6.11 Non-Reliance	36

ARTICLE 7 [RESERVED]	36

ARTICLE 8 CONDITIONS TO OBLIGATION OF BUYER	36
8.1 Representations and Warranties	37
8.2 Performance of Agreements	37
8.3 Approvals	37
8.4 Legal Matters	37

ARTICLE 9 CONDITIONS TO OBLIGATION OF SELLERS	37
9.1 Representations and Warranties	37
9.2 Performance of Agreements	37
9.3 Approvals	37
9.4 Consents	38
9.5 Legal Matters	38
9.6 Payment of Indebtedness by Related Persons	38

ARTICLE 10 RESERVED	38

ARTICLE 11 POST-CLOSING COVENANTS; TAX MATTERS	39
11.1 Access to Records	39
11.2 Public Statements	39
11.3 Tax Matters	39
11.4 Further Assurances	41

ARTICLE 12 INDEMNIFICATION	41
12.1 Survival	41
12.2 Indemnification	42
12.3 Third Party Claims	44
12.4 Remedies Exclusive	45
12.5 Recoveries	45
12.6 Characterization	45

ARTICLE 13 MISCELLANEOUS	45
13.1 Expenses	45
13.2 Binding Effect	45
13.3 Entire Agreement; Amendments	46

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13.4 Notices	46
13.5 Governing Law	47
13.6 Jurisdiction	47
13.7 Waivers	47
13.8 Counterparts	47

iii

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into as of February 28, 2007 by and among Aeroglide Corporation, a North Carolina corporation (the “Company”), all the shareholders of the Company (“Sellers”) set forth on the Shareholder Schedule attached hereto (the “Shareholder Schedule”), and Aeroglide Holdings, Inc., a Delaware corporation (“Buyer”).
     WHEREAS, Sellers collectively own all of the issued and outstanding capital stock of the Company, which Buyer desires to purchase;
     WHEREAS, this Agreement sets forth the terms and conditions upon which Sellers will sell to Buyer, and Buyer will acquire from Sellers, all of the outstanding shares of capital stock of the Company;
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Adjustment Amount” is defined in Section 2.2(b).
     “Affiliate” means, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” is defined in the preamble.
     “Arbitrator” is defined in Section 2.3.
     “Balance Sheet” and “Balance Sheet Date” are defined in Section 5.8.
     “Base Consideration” is defined in Section 2.2.
     “business day” means any day that is not a Saturday, a Sunday or other day on which banks in Cary, North Carolina are authorized or obligated by Law to close.
     “Buyer” is defined in the preamble.
     “Buyer Parties” means, collectively, the Buyer and its officers, directors, employees, subsidiaries, Affiliates (including the Company from and after the Closing) and their respective successors and permitted assigns.
     “Cap Amount” is defined in Section 12.2.

     “Capitalized Leases” means the capitalized leases of the Companies set forth on Schedule 1.1.
     “Cash” means the cash, cash equivalents and marketable securities of the Company and the Subsidiaries as of the close of business on the business day immediately preceding the Closing Date as shown on the Closing Working Capital Statement calculated in accordance with GAAP. For the avoidance of doubt, Cash shall (i) be reduced by checks and drafts written by the Company or the Subsidiaries but not yet cleared, and (ii) exclude the proceeds of any debt or equity used to pay any portion of the Purchase Price.
     “Closing” means the closing of the transactions contemplated by this Agreement as described in Article 3.
     “Closing Date” means the date of this Agreement.
     “Closing Working Capital Statement” is defined in Section 2.3.
     “COBRA” means Part 6 of Subtitle B of Title I of ERISA.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” is defined in the preamble.
     “Company Contracts” means the Contracts set forth on Section 5.12(a) of the Disclosure Schedule.
     “Company Plan” is defined in Section 5.16.
     “Confidentiality Agreement” means the letter agreement dated as of ___, 2006, entered into between the Company and Buyer.
     “Contract” means any written or oral contract, lease, undertaking, agreement or other arrangement to or under which either the Company or Subsidiary is legally bound, including any and all amendments and modifications thereto.
     “Current Assets” means (i) Cash; plus (ii) accounts receivable; plus (iii) inventories; plus (iv) revenue in excess of billings; plus (v) other current assets, but excluding any deferred tax asset, all as determined in accordance with GAAP, applied on a consistent basis.
     “Current Liabilities” means (i) accounts payable; plus (ii) billings in excess of revenue; plus (iii) other accrued expenses, but excluding the current portion of long term debt, any line of credit, notes payable and deferred tax liability, all as determined in accordance with GAAP, applied on a consistent basis.
     “Deferred Compensation” means the amounts owed by the Company to employees under the Company’s phantom stock deferred compensation program, and the executive bonus program accrued as of the Closing Date in the amount of $3,000,000.

     “Disclosure Schedule” is defined at the beginning of Article 5.
     “Employment Agreements” is defined in Section 3.3(h).
     “Encumbrance” means any mortgage, pledge, security interest, encumbrance, lien, assessment, conditional sale or other title retention agreement.
     “Environmental Claim” means any Proceeding, notice of violation, correspondence or demand issued pursuant to, or regarding compliance with, Environmental Laws, seeking cleanup costs, damages, costs, fines, charges, penalties or other regulatory assessments for actual or alleged non-compliance with any Environmental Laws, or seeking an order, injunction or similar relief against the Company or any Subsidiary by any Person, arising out of, based on, or resulting from any actual or threatened (a) release, spill, leak, discharge, emission, handling, management, or disposal of any Hazardous Substances by the Company or any Subsidiary at any location, or in, on, to or from the Properties, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by the Company or any Subsidiary or related to any of the Properties, or (c) exposure to any Hazardous Substances caused by the Company or any Subsidiary or at any of the Properties.
     “Environmental Laws” means all Laws as in effect as of or prior to the date hereof (a) related to the actual or threatened releases, spills, leaks, discharges, or emissions of any Hazardous Substances into the environment, including soil, surface water, groundwater, sediment or air, (b) governing the use, treatment, storage, disposal, recycling, transport, or handling of Hazardous Substances, or (c) related to the protection, preservation, conservation or regulation of the environment, human health or natural resources, which such Laws include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Emergency Planning and Community Right-to-Know Act, and their respective state and local counterparts, together with all amendments, implementing regulations and reauthorizations as in effect as of or prior to the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person that is or at any relevant time was part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Company or any Subsidiary within the meaning of the Code Sections 414(b), (c), (m) or (o) and/or ERISA Section 4001(a)(14).
     “Escrow Agent” means Branch Banking and Trust Company.
     “Escrow Agreement” is defined in Section 3.3(f).
     “Escrow Amount” means Two Million Dollars ($2,000,000).
     “Estimated Adjustment Amount” is defined in Section 2.2(c).
     “Estimated Tax Make-Whole Payment Amount” is defined in Section 2.2(e).

     “Financial Statements” is defined in Section 5.8.
     “GAAP” means, as of any date, generally accepted accounting principles in the United States as in effect on such date.
     “Governmental Authorization” means any approval, consent, ratification, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any United States or foreign, national, multinational, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court or self regulatory organization, tribunal or judicial or arbitral body and any instrumentality of any of the foregoing.
     “Hazardous Substance” means all hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including all oil and petroleum of any kind and in any form, polychlorinated biphenyls, asbestos and raw materials which include hazardous constituents), or any other similar substances, or materials which are regulated by any Environmental Law.
     “Indebtedness” means (i) all indebtedness for borrowed money, outstanding line of credit and any notes payable, (ii) any indebtedness arising under capitalized leases, conditional sales contracts and other similar title retention instruments, and (iii) all indebtedness for the deferred purchase price of property or the deferred purchase price for services.
     “Indebtedness to be Repaid” means all Indebtedness of the Company and the Subsidiaries, or any of them, outstanding as of the Closing Date, except for Indebtedness arising under the Capitalized Leases.
     “Indemnified Party” is defined in Section 12.3.
     “Indemnifying Party” is defined in Section 12.3.
     “Initial Payment” is defined in Section 2.2.
     “Intellectual Property” means all of the following owned or used by the Company or any Subsidiary in the operation of its business:
(a)	United States and foreign trademarks, service marks and trademark and service mark registrations and applications, trade names, logos, trade dress and slogans, and all goodwill related to the foregoing;

(b)	patent applications, patents, inventions, improvements, know-how, formula methodology, research and development, business methods, processes, technology and software in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions;

(c)	trade secrets;

(d)	copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing, other original works of authorship and all moral rights related thereto; and

(e)	Internet web sites, web pages, domain names and applications and registrations pertaining thereto (excluding any third-party websites linked to or from the websites of the Company or any Subsidiary).
     “Knowledge of the Company” means the actual knowledge of any of the Chief Executive Officer, Senior Vice President and Chief Financial Officer, Senior Vice President and Director of Operations, Senior Vice President and Director of Worldwide Sales, Director of Process Engineering, Chief Corporate Engineer, Information Systems Manager, Director of Customer Service and Vice President Purchasing of the Company.
     “Law” means any law, statute, ordinance, regulation, judgment, order, award or other decision or requirement of any Governmental Body.
     “Leased Properties” means any real property that is leased by the Company or any Subsidiary.
     “Losses” is defined in Section 12.2.
     “Majority in Interest of the Sellers” means a combination of Sellers who own, in the aggregate, more than fifty percent (50%) of the Shares.
     “Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Company and the Subsidiaries; provided however, that none of the following (nor the effects thereof) shall be deemed, individually or in the aggregate, to constitute, and none of the following (nor the effects thereof) shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:
(a)	this Agreement, the transactions contemplated by this Agreement or the announcement thereof, including disclosure of the fact that Buyer is the prospective buyer of the Company;

(b)	the Buyer’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business of the Company or any Subsidiary, or any portion thereof;

(c)	changes or conditions affecting the United States economy or financial markets or foreign economies or financial markets;

(d)	changes in or developments in any industry in which the Company or any Subsidiary operates or changes in customer demand, including seasonal changes;

(e)	changes or conditions resulting from political or regulatory conditions, acts of war, terrorism, escalation of hostilities or earthquakes or other natural occurrences;

(f)	any event, circumstance, change or effect predominantly arising from any action taken by Buyer or any of its Affiliates;

(g)	any development or event resulting from Buyer’s refusal to consent to the Company or any Subsidiary taking any action otherwise prohibited by Section 7.2; or

(h)	any change in Laws or the enforcement thereof or accounting rules.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
     “Multiple Employer Plan” means any Plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
     “Owned Properties” means any real property that is owned in fee simple by the Company or any Subsidiary.
     “Permitted Encumbrances” means
(a)	Encumbrances for Taxes (and assessments and other governmental charges or levies) not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings;

(b)	mechanics’, builders’, workmen’s, repairmen’s, warehousemen’s, landlord’s, carriers’ or other like Encumbrances (including Encumbrances created by operation of law);

(c)	Encumbrances in respect of easements, permits, licenses, right-of-way, restrictive covenants or encroachments or irregularities in, and other similar exceptions to title and any conditions with respect to real property that would be shown by a current survey, title report or other public record;

(d)	zoning, entitlement, building, planning, land use and environmental restrictions or regulations and other Laws;

(e)	Encumbrances with respect to debt or other liabilities that are reflected on the Balance Sheet;

(f)	such other imperfections in title, easements, charges, restrictions and Encumbrances which do not materially detract from, materially diminish the value of or materially interfere with the present use of the affected property; and

(g)	Encumbrances consented to by Buyer.
     “Person” means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, Governmental Body, a business or other trust, a joint venture, any other business entity or an unincorporated organization.
     “Plan” is defined in Section 5.16.
     “Proceeding” means any suit, proceeding, action, arbitration, complaint, decree, audit, hearing or lawsuit before or involving any Governmental Body.
     “Properties” means the Leased Properties and the Owned Properties, collectively.
     “Pro Rata Share” is defined in Section 2.2(d).
     “Proposed Adjustment” is defined in Section 2.3.
     “Purchase Price” is defined in Section 2.2.
     “Qualified Plan” is defined in Section 5.16.
     “Related Person” means with respect to a particular individual:
     (a) each other member of such individual’s Family;
     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and
     (c) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
     For purposes of this definition, the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, and (iii) a parent, child, sibling, nephew or niece of the individual or the individual’s spouse.
     “Seller Expenses” means the expenses incurred by Sellers in connection with Closing, including but not limited to amounts owed to the Company’s investment banking firm, accounting firm and law firm.
     “Sellers” is defined in the preamble.
     “Seller Parties” means, collectively, the Seller, its Affiliates (including, prior to Closing, the Company and the Subsidiaries), their respective officers, directors and employees, and their respective successors and permitted assigns.

     “Shareholder Schedule” is defined in the preamble.
     “Shares” is defined in Section 2.1.
     “Stockholders’ Agreement” is defined in Section 3.3(i).
     “Subsidiary” means each of The National Drying Machinery Company, a Pennsylvania corporation, Aeroglide International LLC, a North Carolina limited liability company, and Aeroglide Asia Pacific Sdn. Bhd., a Malaysia corporation; collectively, the “Subsidiaries”.
     “Survival Period” is defined in Section 12.1.
     “Tax” or “Taxes” means
(a)	all taxes, levies or other assessments of any kind or nature, including U.S,, state, local and foreign income taxes, withholding taxes, branch profit taxes, gross receipts taxes, franchise taxes, transfer taxes, sales and use taxes, business and occupation taxes, license taxes, property taxes, VAT, custom duties or imposts, stamp taxes, excise taxes, payroll taxes, employment taxes, estimated taxes, severance taxes, occupancy taxes, intangible taxes and capital taxes;

(b)	any interest or penalties, additions to tax or additional amounts imposed in connection with any item described in the foregoing clause (a) or the failure to comply with any requirement imposed with respect to any Tax Return; and

(c)	any obligation with respect to Taxes described in the foregoing clause (a) or (b) payable by reason of being a successor or indemnitor or by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation §1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.
     “Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases tax basis, including any interest with respect thereto or interest that would have been payable but for such item, net of any Tax detriment associated therewith.
     “Tax Make-Whole Payment Amount” is defined in Section 2.2(e).
     “Tax Return” means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.
     “Threshold Amount” is defined in Section 12.2.

     “Treasury Regulation” means the regulations promulgated under the Code by the United States Department of Treasury.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title 1V of ERISA.
     “Working Capital” means Current Assets less Current Liabilities.
     1.2 General Rules of Construction and Interpretation.
          (a)     The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (b)      Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
           (c)     Any reference to a particular gender shall be deemed to include all other genders unless the context otherwise requires.
           (d)     Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
           (e)     Unless an express reference is made to a different document, all references to a Section or Article will be understood to refer to the indicated Section or Article of this Agreement, and all references to a Schedule or Exhibit will be understood to refer to the indicated Schedule or Exhibit to this Agreement.
           (f)     Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”
           (g)     In the event of an alleged ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
           (h)     The word “will” shall be construed to have the same meaning and effect as the word “shall.”
           (i)     The Disclosure Schedule and all other Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and all references herein to “this Agreement” shall include the Disclosure Schedule and such other Schedules and Exhibits. Any capitalized terms used in the Disclosure Schedule or any other Schedule or any Exhibit but not otherwise defined therein shall have the meaning defined in this Agreement.

ARTICLE 2
PURCHASE AND SALE OF STOCK
     2.1 Sale. Upon the terms and subject to the conditions of this Agreement, Sellers hereby sell, assign, transfer and deliver to Buyer, and Buyer hereby purchases and accepts from Sellers, all of the issued and outstanding capital stock of the Company owned by Sellers (the “Shares”).
     2.2 Purchase Price; Initial Payment.
          (a) The aggregate purchase price (the “Purchase Price”) to be paid by Buyer to Sellers for the Shares shall be (i) Fifty Seven Million Dollars ($57,000,000) from which Indebtedness to be Repaid, the Escrow Amount, Deferred Compensation and Seller Expenses shall be paid (as reduced by such payments, the “Base Consideration”), plus (ii) the Adjustment Amount and the Tax Make-Whole Payment Amount, minus (iii) any Indebtedness associated with the Capitalized Leases.
          (b) The Adjustment Amount (which may be a positive or negative number) will be equal to the Working Capital of Company and the Subsidiaries, on a consolidated basis, as determined from the Closing Working Capital Statement prepared in accordance with Section 2.3, less Four Hundred Twenty Two Thousand Dollars ($422,000.00)(the “Adjustment Amount”).
          (c) At Closing, Buyer will deliver to or on behalf of Sellers, as an initial payment (the “Initial Payment”) of the Purchase Price, an amount equal to (i) $719,000, such amount being an estimate of the Adjustment Amount (the “Estimated Adjustment Amount”), plus (ii) the Base Consideration, plus (iii) the Estimated Tax Make Whole Payment.
          (d) Each Seller shall receive that portion of the Initial Payment equal to the product of (i) the Initial Payment, multiplied by (ii) the quotient obtained by dividing the number of Shares held by such Seller immediately prior to Closing by the number of Shares (such quotient referred to herein as such Seller’s “Pro Rata Share”).
          (e) At Buyer’s election, Buyer and the Sellers shall join in making an election with respect to the Company under Section 338(h)(10) of the Code, together with any corresponding elections under state or local tax law (collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares. Buyer and Sellers agree that the Purchase Price, liabilities and other relevant items will be allocated to the assets of the Company as set forth on Schedule 2.2(e). Buyer and Sellers shall file all Tax Returns and information reports in a manner consistent with Schedule 2.2(e), except (subject to the Tax Make-Whole Payment Amount below) to the extent advised by its accountants or legal counsel that to do so would be inconsistent with applicable Law. Buyer agrees to pay Sellers an amount (the “Tax Make-Whole Payment Amount”) equal to (i) an amount necessary to cause the Sellers’ net after tax proceeds from the sale of stock with the Section 338(h)(10) Election to be equal to the net after tax proceeds of the Sellers had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local tax implications (but excluding the effect of any Taxes imposed on Company pursuant to Section 1374 of the Code, or any comparable provision of state law), and (ii) an additional amount (i.e., a gross up amount) if any, such that the total payment received by Seller pursuant to this Section, net of any tax liability with respect to such payment, is equal to the amount in clause (i) of this sentence. Sellers shall submit their estimation of the Tax Make-Whole Payment Amount, together with supporting documentation therefore, to Buyer not less than three (3) business days prior to Closing. Sellers shall calculate the amount of such payment using the highest marginal applicable federal, state and local tax rates applicable to Sellers. Buyer shall review such estimate and supporting documentation, and Buyer and Sellers shall agree on an estimate of Tax Make-Whole Payment Amount (the “Estimated Tax Make-Whole Payment”). Notwithstanding the above provisions, Sellers agree to be responsible for any taxes imposed on Company pursuant to Section 1374 of the Code, or any comparable provision of state law.
          (f) On the date that is eighteen (18) months from the Closing Date, Buyer shall pay to each Seller an amount equal to (i) the Escrow Amount; multiplied by (ii) the quotient obtained by dividing the number of Shares held by such Seller by the aggregate number of Shares; provided, however, that the Escrow Amount may be reduced by the aggregate amount of any indemnification claims brought by Buyer against Seller, subject to the terms and conditions and limitations set forth in Article 12, until such indemnification claims have been finally resolved. Upon resolution of such indemnification claims, the amount of such claim shall be paid out of the Escrow Amount to either the Buyer or the Seller, as the case may be, as determined in accordance with the terms and conditions and agreement of the Buyer and Seller applicable to the Escrow Amount.
     2.3 Closing Working Capital Statement.
          (a) As promptly as practicable following the Closing, but not later than 60 days thereafter, Buyer shall prepare and deliver to Sellers a statement of the Working Capital of the Company and the Subsidiaries as of the close of business on the Closing Date, including a calculation of the Adjustment Amount (the “Closing Working Capital Statement”), which shall be determined in accordance with GAAP, applied on a consistent basis.
          (b) Sellers may conduct a review of the Closing Working Capital Statement. Representatives of Sellers and Sellers’ Accountants shall have reasonable access to all journal entries and other records used by Buyer in the preparation of the Closing Working Capital Statement. Within 30 days after Sellers’ receipt of the Closing Working Capital Statement, Seller shall deliver written notice (the “Sellers’ Notice”) to Buyer either (i) stating that Sellers accept the Closing Working Capital Statement or (ii) describing in reasonable detail, including the nature and amount thereof, each adjustment (a “Proposed Adjustment”) that Sellers claim is required to be made in order for the Closing Working Capital Statement to have been prepared in accordance with Section 2.3(a). In order to submit a Proposed Adjustment, the aggregate amount of disputed items must exceed One Hundred Thousand Dollars ($100,000). If Buyer has not received Sellers’ Notice within such 30-day period, Sellers shall be deemed to have accepted the amount of the working capital and the calculation of the Adjustment Amount set forth in the Closing Working Capital Statement.
          (c) If Sellers’ Notice contains any Proposed Adjustment, then Buyer and Sellers shall negotiate in good faith to resolve such Proposed Adjustment in accordance with this Agreement, provided that if the parties have not resolved all Proposed Adjustments within 30 days following Buyer’s receipt of Sellers’ Notice, then Buyer and Sellers shall engage Ernst &

Young LLP (or, if the parties agree, another mutually acceptable firm of independent public accountants of nationally recognized reputation) (the “Arbitrator”). The Arbitrator shall act as an arbitrator to determine only those Proposed Adjustments still in dispute and the resulting computation of the Adjustment Amount, which determination shall be made in accordance with the terms of this Agreement, rendered within 60 days of the Arbitrator’s engagement, and shall be final and binding on all parties.
     2.4 Settlement of Adjustment Amount. Within five business days following the final determination of the Adjustment Amount in accordance with Section 2.3 above, whether by agreement or deemed agreement of the parties or by the Arbitrator:
          (a) if the Adjustment Amount is more than the Estimated Adjustment Amount, Buyer shall deliver to each Seller immediately available funds in an amount equal to the product of (i) such excess multiplied by (ii) such Seller’s Pro Rata Share; or
          (b) if the Estimated Adjustment Amount is more than the Adjustment Amount, each Seller shall deliver to Buyer immediately available funds in an amount equal to the product of (i) such excess multiplied by (ii) such Seller’s Pro Rata Share.
     2.5 True-Up of Tax Make-Whole Payment Amount.
          (a) As promptly as practicable following the Closing, but not later than 75 days thereafter, Buyer shall prepare and deliver to Sellers a statement of proposed changes, if any, to the Estimated Tax Make-Whole Payment Amount. Sellers may conduct a review of such statement and, within 45 days after Sellers’ receipt thereof, shall deliver written notice to Buyer stating either that Sellers (i) accept such proposed changes to the Tax Make-Whole Payment Amount or (ii) do not accept such proposed changes and describing therein in reasonable detail the basis for such non-acceptance. If, upon receipt of such a statement of proposed changes, Sellers do not deliver a statement of non-acceptance with respect thereto within 45 days after receipt thereof, Sellers shall be deemed to have accepted Buyer’s proposed changes to the Estimated Tax Make-Whole Payment Amount.
          (b) Buyer and Sellers shall negotiate in good faith to resolve any disagreements as to the determination of the final Tax Make-Whole Payment Amount, provided that if the parties have not resolved all such disagreements within 30 days following delivery by Sellers to Buyer of notice of non-acceptance, then Buyer and Sellers shall engage the Arbitrator to finally determine the Tax Make-Whole Payment Amount in accordance with the terms of this Agreement, which determination shall be rendered within 60 days of the Arbitrator’s engagement and shall be final and binding on all parties.
          (c) Within five business days following the final determination of the Tax Make-Whole Payment Amount in accordance with this Section 2.5, whether by agreement or deemed agreement of the parties or by the Arbitrator:
          (a) if the Tax Make-Whole Payment Amount is more than the Estimated Tax Make-Whole Payment Amount, Buyer shall deliver to each Seller immediately available funds in an amount equal to the product of (i) such excess multiplied by (ii) such Seller’s Pro Rata Share; or

          (b) if the Estimated Tax Make-Whole Payment Amount is more than the Tax Make-Whole Payment Amount, each Seller shall deliver to Buyer immediately available funds in an amount equal to the product of (i) such excess multiplied by (ii) such Seller’s Pro Rata Share.
     2.6 Expenses. All expenses relating to the work to be performed by Buyer as contemplated by Sections 2.3 and 2.5 shall be borne by Buyer, all expenses relating to the work to be performed by Sellers as contemplated by Sections 2.3 and 2.5 shall be borne by Sellers, and all expenses relating to the work, if any, to be performed by the Arbitrator in accordance with Sections 2.3 and 2.5 to resolve disputes shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand.
ARTICLE 3
CLOSING
     3.1 Time and Place. Subject to the conditions set forth in Article 8 and Article 9, the Closing shall take place at the offices of Wyrick Robbins Yates & Ponton LLP in Raleigh, North Carolina at 10:00 a.m. local time, on the Closing Date.
     3.2 Simultaneous Actions. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
     3.3 Deliveries by Sellers. On or before the Closing Date, Sellers will deliver, or cause to be delivered, to Buyer, each in form acceptable to Buyer:
          (a) a certificate, dated the Closing Date, executed by the Company and each Seller, certifying that the conditions to Buyer’s obligation to consummate the Closing under Sections 8.1 and 8.2 have been satisfied;
          (b) a certificate of good standing for the Company and each Subsidiary and a certified copy of the Articles of Incorporation of each of the Company and each Subsidiary, and any amendments thereto, issued by the Secretary of State of the jurisdiction of incorporation of the Company or the applicable Subsidiary, as applicable, as of a recent date;
          (c) resignations of each director of the Company and of each Subsidiary, executed by each applicable director and effective immediately as of the Closing;
          (d) the original certificate(s) evidencing the Shares accompanied by duly executed stock transfer power(s), or lost instrument affidavits in lieu thereof, and any other documents necessary to transfer to Buyer good title to the Shares;
          (e) payoff letters for the Indebtedness to be Repaid executed by each applicable lender and the Company and for Seller Expenses executed by each applicable Seller, a schedule setting forth the Indebtedness associated with the Capitalized Leases, and certification by the Company of the amount of Deferred Compensation owed to employees executed on behalf of the Company;

          (f) releases from each of the Sellers executed by the applicable Seller, and from each employee to whom Deferred Compensation is owed executed by the applicable employee;
          (g) an escrow agreement, dated as of the Closing Date (the “Escrow Agreement”), by and among the Escrow Agent, the Buyer and the Sellers, executed by each Seller;
          (h) employment agreements, dated as of the Closing Date (the “Employment Agreements”), between the Company and each of James F. Kelly, Jr. Mike Williams, Mark Paulson and Tom Mix, executed by such employees; and
          (i) a stockholders’ agreement, dated as of the Closing Date (the “Stockholders’ Agreement”), by and among Buyer, Compass Group Diversified Holdings LLC and the other stockholders party thereto, executed by such other stockholders.
     3.4 Deliveries by Buyer. On or before the Closing Date, Buyer will deliver:
          (a) to the Sellers, a certificate, dated the Closing Date, executed by Buyer, certifying that the conditions to Sellers’ obligation to consummate the Closing under Sections 9.1 and 9.2 have been satisfied;
          (b) to each Seller, such Seller’s Pro Rata Share of the Initial Payment, by wire transfer of immediately available funds in United States currency to an account or accounts designated in writing by Sellers, and Buyer will cause the Company to pay the Indebtedness to be Repaid, the Deferred Compensation and the Seller Expenses;
          (c) to the trust account of Wyrick Robbins Yates & Ponton LLP for the benefit of the Escrow Agent, the Escrow Amount;
          (d) to each Seller, such Seller’s Pro Rata Share of the Estimated Tax Make-Whole Payment Amount, by wire transfer of immediately available funds in United States currency to an account or accounts designated in writing by such Seller;
          (e) to the Sellers, a certificate of good standing for Buyer and a certified copy of the Certificate of Incorporation of Buyer, and any amendments thereto, issued by the Secretary of State of the jurisdiction of incorporation of Buyer, as of a recent date;
          (f) to the Sellers, the Escrow Agreement executed by the Buyer;
          (g) to the Company, the Employment Agreements executed by the Company; and
          (h) to the Sellers, the Stockholders’ Agreement executed by Compass Group Diversified Holdings LLC and the Buyer.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each Seller, severally and not jointly, represents and warrants to Buyer as follows:
     4.1 Authorization. Such Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform such Seller’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Seller, and is a valid and binding obligation of such Seller, enforceable in accordance with its terms.
     4.2 Noncontravention. The execution and delivery of this Agreement and the other documents contemplated hereby to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby that are applicable to such Seller, will not result in a breach of, or constitute a default under, or give rise to any right or cause of action under any contractual obligations of such Seller or any of the organizational documents, if applicable, of such Seller or any Law applicable to such Seller. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with any Governmental Authority or any other Person, including, without limitation, any party to any contractual obligation of such Seller, is required to be made by or on behalf of such Seller in connection with the execution, delivery or performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby that are applicable to such Seller.
     4.3 Consents. No consent or approval by, or notification of or filing with, any Governmental Body is required to be obtained or made by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement, or the consummation by such Seller of the transactions contemplated hereby, except for any such consent, approval, notification or filing the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect upon such Seller’s ability to perform its obligations under this Agreement.
     4.4 Stock Ownership. Such Seller is (prior to giving effect to the consummation of the transactions contemplated hereby) the record and beneficial owner and holder of good and marketable title to that number of Shares specified by such Seller’s name on Schedule 4.4 of the Disclosure Schedule, on the Closing Date, free and clear of all Encumbrances, options, restrictions on transfer or rights of refusal. No Person owns or has any beneficial interest in any of the Shares owned by such Seller except such Seller. Such Seller has not transferred or assigned, or entered into any agreement to transfer or assign, any of the Shares or any of the voting rights or dividend rights pertaining thereto.
     4.5 Litigation. No Proceeding has been commenced or, to the knowledge of such Seller, threatened against such Seller that challenges the validity of this Agreement or the transactions contemplated hereby or that would reasonably be expected to have the effect of preventing, materially delaying, materially impairing or making illegal the transactions contemplated, or materially impair such Seller’s ability to perform its obligations under this Agreement.

     4.6 Brokers. Such Seller has not employed any broker, finder or investment banker in connection with the transactions contemplated by this Agreement which would be entitled to a fee or commission in connection with such transactions.
     4.7 Related Party Transactions. Except as set forth in Section 4.7 of the Disclosure Letter, neither such Seller nor any of its Related Persons, other than the Companies, (i) has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business of the Company or any Subsidiary, or (ii) has a material direct financial interest in any transaction with the Company or any Subsidiary.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Simultaneously with the execution of this Agreement by the Company, the Company is delivering to Buyer a disclosure schedule (the “Disclosure Schedule”) with numbered sections corresponding to sections in this Agreement. Any matter disclosed in any section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to the extent that such disclosure is reasonably apparent to be applicable to such other sections, notwithstanding the reference to a particular section or subsection. The inclusion of any information in the Disclosure Schedule shall not be deemed an admission or acknowledgement that such information is required to be set forth therein or that such information is material or that such information constitutes or would reasonably be expected to constitute a Material Adverse Effect.
     Except as set forth in the Disclosure Schedule, the Company represents and warrants to Buyer as follows:
     5.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina; The National Drying Machinery Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania; Aeroglide International LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina; and Aeroglide Asia Pacific Sdn. Bhd. is an entity duly organized, validly existing and in good standing under the laws of Malaysia. Each of the Company and each Subsidiary has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its business as now being conducted. Each of the Company and each Subsidiary is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it, except where the failure to be so qualified or be in good standing would not reasonably be expected to result in a Material Adverse Effect.
     5.2 Power. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement.
     5.3 Authorization. The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby by the Company and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company. Each of this Agreement and each other agreement entered into by the Company in connection herewith has been duly and validly executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
     5.4 Capitalization. The entire authorized capital stock of the Company consists of 100,000 shares of Common Stock, without par value. There are currently issued and outstanding 10,000 Shares, which are held by Sellers as set forth on the Shareholder Schedule and are all duly authorized, validly issued, fully paid and nonassessable. There is no:
          (a) outstanding security convertible into or exchangeable for capital stock of the Company or any Subsidiary;
          (b) option, warrant, put, call or other right to purchase or subscribe to capital stock of the Company or any Subsidiary;
          (c) stock restriction agreement, or contract, commitment or agreement of any kind relating to the issuance or disposition of the Company or Subsidiary capital stock or the issuance or disposition of any security convertible into or exchangeable for the Company or Subsidiary capital stock; or
          (d) voting trust, proxy or other agreement or restriction on transfer with respect to the Shares or any Subsidiary’s shares.
Immediately prior to the Closing, the Sellers are the record and beneficial owner and holder of all of the Shares, which Shares represent all the equity securities of the Company.
     5.5 Company Subsidiaries. The Company owns all of the outstanding shares of capital stock or other equity interests of each Subsidiary, which shares, or other equity interests are all duly authorized, validly issued, fully paid and nonassessable. Other than the Subsidiaries, the Company does not own, and none of the Subsidiaries own, any capital stock or other equity interest in any corporation, limited liability company, partnership or other Person.
     5.6 Noncontravention. Neither the execution, delivery and performance of this Agreement or any other agreement or documents contemplated hereby by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will:
          (a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary, each as amended to date;
          (b) except as would not reasonably be expected to result in a Material Adverse Effect, violate, conflict with, breach or cause a default (or give rise to any right of termination, cancellation, or acceleration) under any Contract to which the Company or any Subsidiary is a party, or by which the Company, any Subsidiary or any of their properties or assets is or may be bound or benefited;
          (c) except as would not reasonably be expected to result in a Material Adverse Effect], violate any Law applicable to the Company or any Subsidiary;
          (d) violate or conflict with, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which the Company or any Subsidiary, or any of the assets owned or used by any of them, may be subject; or
          (e) violate or conflict with any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by either the Company or any Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by any of them.
     5.7 Consents. Except as would not reasonably be expected to result in a Material Adverse Effect, no consent or approval by, or notification of or filing with, any Governmental Body is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement, or the consummation of the transactions contemplated hereby.
     5.8 Financial Statements.
          (a) The Company has delivered to Buyer (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2004 and December 31, 2005, (December 31, 2005 being the “Balance Sheet Date”), and the related audited statements of operations, shareholders’ equity and cash flows for the fiscal years then ended (collectively, the “Financial Statements”) and (ii) the internal, unaudited, consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2006 (“Interim Balance Sheet” and December 31, 2006 being the “Interim Balance Sheet Date”), and the related internal, unaudited statements of income, stockholder’s equity and cash flow for the period then ended (the “Unaudited Financial Statements”).
          (b) The Financial Statements and the Unaudited Financial Statements:
(1)	have been prepared based on the books and records of the Company and the Subsidiaries;

(2)	except for the absence of footnote disclosures and normal year end adjustments which have not been made with respect to the Unaudited Financial Statements, have been prepared in accordance with GAAP (in effect as of the respective dates thereof), consistently applied, in all material respects, and

(3)	present fairly in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the results of operations, changes in stockholder’s equity and cash flows for the periods covered thereby.
     5.9 No Undisclosed Liabilities. Except for liabilities and obligations (a) incurred in the ordinary course of business after the Balance Sheet Date; (b) disclosed, reflected or reserved for in the Financial Statements or the Unaudited Financial Statements; (c) incurred in connection with the consummation of this Agreement; or (d) that would not have a Material Adverse Effect, as of the date hereof, neither the Company nor any Subsidiary has incurred, since the Balance Sheet Date, any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of such Company or Subsidiary prepared in accordance with GAAP, applied on a consistent basis.
     5.10 Absence of Changes. Since the Balance Sheet Date, the business of the Company and any Subsidiary has operated in all material respects in the ordinary course and consistent with past practice, and there has not been any Material Adverse Effect. Except as disclosed in Section 5.10 of the Disclosure Schedule, there has not been any:
     (a) change in or issuance of capital stock or other equity interests;
     (b) amendment to the organizational documents;
     (c) payment or increase by Company or any Subsidiary of any (i) bonuses, salaries, or other compensation to any stockholder, director, or officer, (ii) entry into any employment, severance, or similar Contract with any director, officer or employee, or (iii) payment or increase by Company or any Subsidiary of any bonuses, salaries, or other compensation to any employee other than in the ordinary course of business;
     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan;
     (e) damage to or destruction or loss of material assets or properties;
     (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction unless involving a total remaining commitment by or to the Company or any Subsidiary or less than an agreed upon amount;
     (g) the sale, lease or other disposition of any material asset or property or the mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property;
     (h) cancellation or waiver of any material claims or rights;
     (i) material change in the accounting methods; or
     (j) agreement, whether oral or written, to do any of the foregoing.

     5.11 Real and Personal Property.
          (a) Section 5.11 of the Disclosure Schedule sets forth a true and complete list of the addresses of all Properties (identifying those that are Owned Properties and those that are Leased Properties) that are owned or leased by the Company or any Subsidiary.
          (b) Each of the Company and each Subsidiary, as applicable, has valid title in fee simple to all of the Owned Properties owned by it and valid leasehold interests in all Leased Properties leased by it, in each case free and clear of any Encumbrance, except for Permitted Encumbrances. The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other Law (collectively, the “Real Property Laws”). Neither the Company nor any Subsidiary has received any notice of violation of any Real Property Law. The Company has delivered to Buyer true and complete copies of each lease of the Leased Properties. Each such lease is legal, valid, binding and enforceable against the Company or Subsidiary, as applicable, and, to the Knowledge of the Company, against the other parties thereto, and is in full force and effect.
          (c) Neither the Company nor any Subsidiary has received notice with respect to any Owned Property or to any Leased Property:
(1)	that any building or structure thereon, any equipment therein or the operation or maintenance thereof violates any Law; or

(2)	that any condemnation proceeding is pending or threatened.
(d)	(1)	Neither the Company nor any Subsidiary is in default under any lease to which it is a party, including any Leased Property, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default by the Company or any Subsidiary under any such lease, except as would not reasonably be expected to result in a Material Adverse Effect; and
(2)	there are no outstanding written notices of breach or default given to the Company or any Subsidiary by any party to any such lease that remains uncured.
          (e) Each of the Company and each Subsidiary has good and valid title to, or a valid license or leasehold interest in, all of the personal properties and assets owned by it or used in its respective business, including, without limitation each item of equipment and other personal property, tangible, intangible or otherwise included as an asset in the Interim Balance Sheet (other than inventory and equipment disposed of in the ordinary course of business since the date of the Interim Balance Sheet), free and clear of all Encumbrances other than Permitted Encumbrances.

     5.12 Company Contracts.
     (a) Section 5.12(a) of the Disclosure Schedule sets forth lists, and Company has provided to Buyer true and complete copies (or in the case of any oral Contract, a true and complete summary) of:
          (i) each distributor, dealer, advertising, agency, sales representative or similar Contract relating to the marketing or sale of the Company’s or any Subsidiary’s products in each case providing for expenditures or receipts in excess of $50,000 (excluding customer purchase orders accepted in the ordinary course of business);
          (ii) each Contract for the future purchase or lease by the Company or any Subsidiary of materials, supplies, equipment, services or finished products purchased for resale providing for expenditures in excess of $50,000;
          (iii) each Contract having a term exceeding one year or involving amounts in excess of $50,000 for the future sale of products or services by the Company or any Subsidiary;
          (iv) each Contract for the employment of any officer, director or employee, and each other Contract with or commitments to any officer, director or employee;
          (v) each joint venture, partnership, design or license agreement to which any of the Company or the Subsidiaries are party or otherwise bound;
          (vi) each indenture, mortgage, promissory note, loan agreement, reimbursement agreement, guaranty, or other Contract or commitment in respect of Indebtedness of the Company or any Subsidiary, including for the borrowing of money, for a line of credit or a letter of credit, or for a leasing transaction of a type required to be capitalized in accordance with FASB Statement of Financial Accounting Standards No. 13; or
          (vii) each Contract that was not entered into in the ordinary course of business, and
          (viii) each Contract that involves expenditures or receipts of either the Company or any Subsidiary in excess of $100,000.
Each of the Company Contracts is in full force and effect and (i) except as would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary is in breach or default with respect to any of the Company Contracts to which it is a party and, to the Knowledge of the Company, no other party to any Company Contract is in breach or default with respect to such Company Contract, and (ii) neither the Company nor any Subsidiary has received any written notice since the Balance Sheet Date of any breach or default with respect to any Company Contract to which it is a party that remains uncured.
     (b) Except as set forth in Section 5.12(b) of the Disclosure Schedule, no officer or director of the Company or any Subsidiary is, to the Knowledge of the Company, bound by any Contract that purports to limit the ability of such Person to (A) engage in or continue any conduct, activity or practice relating to the business of either the Company or any Subsidiary, or

(B) assign to either of the Company or any Subsidiary or to any other Person any rights to any invention, improvement or discovery, and to the Knowledge of the Company no employee of the Company or any Subsidiary is bound by any Contract that purports to limit the ability of such employee to perform the duties or tasks currently performed by such employee.
     (c) Except as set forth in Section 5.12(c) of the Disclosure Schedule:
     (i) the Company and Subsidiaries are in full compliance with all applicable terms and requirements of each Contract under which they have any obligation or liability or by which they or any of the assets owned or used by them are bound;
     (ii) to the Knowledge of the Company, each other Person that has any obligation or liability under any Contract under which the Company or any Subsidiary has any rights is in full compliance with all applicable terms and requirements of such Contract;
     (iii) to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company, any Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract; and
     (iv) neither the Company nor any Subsidiary has given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Contract with respect to which obligations are owing to or due from any of them.
     5.13 Litigation, Orders.
     (a) Section 5.13(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all: (i) Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or that otherwise relate to the business of, or any of the assets owned or used by, any of them, or any of the transactions contemplated by this Agreement; and (ii) judgments, decrees, injunctions or orders (collectively, “Orders”) of any Governmental Body having a continuing effect against the Company or any Subsidiary.
     (b) Except as set forth in Section 5.13(b) of the Disclosure Schedule:
     (i) each of the Company and each Subsidiary is in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is subject; and
     (ii) no event has occurred or, to the Knowledge of the Company, circumstance exists that constitutes or results in (with or without notice or lapse of time) a violation of or failure to comply with any item or requirement of any Order to which either of the Company or any Subsidiary, or any of the assets owned or used by any of them, is subject; and

     (iii) neither of the Company nor any Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or potential violation of, or failure to comply with, any term of any Order to which any of them, has been subject, except where such violation or failure to comply would not reasonably be expected to have a Material Adverse Effect.
     5.14 Compliance.
          (a) Each of the Company and each Subsidiary is in compliance with, and has not received any notice of any violation of, Laws that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except, in each case, for such non-compliance or violations as would not reasonably be expected to result in a Material Adverse Effect.
          (b) No event has occurred that would reasonably be expected to constitute or result in a violation by either the Company or any Subsidiary of, or a failure on the part of any of them to comply with, any Law except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.
          (c) Section 5.14(c) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by each of the Company and each Subsidiary or that otherwise relates to the business of, or to any of the assets owned or used by, any of them. Except as set forth in Section 5.14(c) of the Disclosure Schedule, each such Governmental Authorization is valid and in full force and effect and:
          (i) each of the Company and each Subsidiary is, and at all times since the Balance Sheet Date has been, in compliance with all of the terms and requirements of each Governmental Authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law and necessary (A) for the lawful conduct or operation of its business as currently conducted, or (B) to permit it to own and use its assets in the manner in which it currently owns and uses such assets, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect;
          (ii) no circumstance exists and no event has occurred since the Balance Sheet Date that would reasonably be expected (with or without notice or lapse of time) to (A) constitute or result directly or indirectly in a material violation of or a material failure by either the Company or any Subsidiary to comply with any term or requirement of any Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization, except where such violation or failure, or such revocation, withdrawal, suspension, cancellation, termination or modification, would not reasonably be expected to have a Material Adverse Effect; and
          (iii) all applications required to have been filed on behalf of each of the Company and each Subsidiary for the renewal of Governmental Authorizations have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made with the appropriate Governmental Bodies, except where the failure to file would not reasonably be expected to have a Material Adverse Effect.
     5.15 Environmental.
          (a) Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 5.15 shall be deemed to contain the only representations and warranties in this Agreement or arising out of the transactions contemplated by this Agreement with respect to Environmental Laws, Hazardous Substances, Environmental Claims, the environment or workplace health and safety.
          (b) The Company has provided Buyer true and complete copies of the environmental reports listed in Section 5.15(b) of the Disclosure Schedule. Except as set forth in Section 5.15(b) of the Disclosure Schedule, there have been no studies, analyses, tests or monitoring pertaining to Hazardous Substances or Environmental Claims that concern compliance by the Company or any Subsidiary, or to the Knowledge of the Company, any other Person for whose conduct the Company or any Subsidiary is or may be held responsible, with Environmental Laws, and there has been no storage, disposition, generation, treatment, release, discharge, use, recycling, transport, or handling of any Hazardous Substance by the Company or any Subsidiary, or at any of the Properties, in a manner or at a level that is in violation of applicable Environmental Laws.
          (c) Except as set forth in Section 5.15(c) of the Disclosure Schedule, each of the Company and each Subsidiary is, and at all times during the seven (7) year period ending on the Closing Date has been, in compliance in all material respects with all Environmental Laws and, except as set forth in Section 5.15(c) of the Disclosure Schedule, has not received written notice of any unresolved potential liability with respect to any Environmental Law.
          (d) Except as set forth in Section 5.15(d) of the Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or otherwise relating to any of the Owned Properties or Leased Properties or any other real property for which the Company would reasonably be expected to be responsible in whole or in part.
     5.16 Employment Matters. Except as set forth in Section 5.16 of the Disclosure Schedule:
     (a) Each employee of the Company and of each Subsidiary is an “at-will” employee and there are no written employment or compensation agreements of any kind between any of them and any of such employees.
     (b) To the Knowledge of the Company, no employee of the Company or of any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of such employee’s duties as an employee of the Company or any Subsidiary, as applicable, or (ii) the ability of either the Company or any Subsidiary to conduct its business, including any Proprietary Rights Agreement with the Company or any Subsidiary by any such employee.
     (c) Section 5.16(c) of the Disclosure Schedule contains a complete and accurate list of the following information for each retired employee or director of each of the Company and each Subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
     (d) (i) Neither the Company nor any Subsidiary is a party to (i) any collective bargaining agreement or similar agreement with any labor organization or employee association, (ii) any other written contract concerning employment or (iii) any binding oral contract concerning employment;
     (ii) No grievance or arbitration Proceeding arising out of or under any collective bargaining agreement is pending, and no such grievance or Proceeding is, to the Knowledge of the Company, threatened, against either the Company or any Subsidiary;
     (iii) There is no pending or, to the Knowledge of the Company, threatened (i) labor dispute between either the Company or any Subsidiary and any labor organization, or strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of the Company or of any Subsidiary, or (ii) union organizing or election activity involving any employee of any of them;
     (iv) Each of the Company and each Subsidiary is in compliance with all material Laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”)
     (v) Neither the Company nor any Subsidiary is engaged in any unfair labor practice, and there is no unfair labor practice charge pending or, to the Knowledge of the Company, threatened against any of them before the National Labor Relations Board or other Governmental Body.
     (vi) No union claims to represent any of the employees of the Company or any Subsidiary.
     (vii) No charges are pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or former employee of either the Company or any Subsidiary against any of them before the Equal Employment Opportunity Commission or any other Governmental Body;
     (viii) No investigation with respect to either the Company or any Subsidiary is in progress or, to the Knowledge of the Company, threatened by any Governmental Body responsible for the enforcement of any Labor Law;

     (ix) Neither the Company nor any Subsidiary is delinquent in any payments to any employee for any wages, salaries, commission, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees;
     (x) Neither the Company nor any Subsidiary is subject to any Order or private settlement Contract in respect of any labor or employment matters;
     (xi) Each of the Company and each Subsidiary is, and at all times has been, in compliance in all material respects with the requirements of the IRCA, as the IRCA applies to any employee of the Companies;
     (xii) There is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee of the Company or any Subsidiary.
     5.17 Employee Benefit Plans.
          (a) Section 5.17(a) of the Disclosure Schedule contains a correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and each other plan, agreement, arrangement or policy providing for compensation, bonuses, consulting payments, profit-sharing, stock option, stock purchase, or other stock related rights or other forms of incentive or deferred compensation, vacation pay and benefits, insurance (including any self insured arrangements), health or medical benefits, employee assistance program, dependent care, tuition assistance, fringe benefits, perquisites, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, retention payments or benefits, change in control benefits, employee loans, Code Section 125 plans, Code Section 501(c)(9) trusts, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), or other employee benefits, in each case, which is maintained, administered, sponsored or contributed to by the Company or any Subsidiary or ERISA Affiliate for the benefit of any Person including any current or former employee, officer, director, or independent contractor of the Company or any Subsidiary or ERISA Affiliate (each, individually, a “Plan” and collectively, the “Plans”). Section 5.17(a) of the Disclosure Schedule specifically denotes each Plan that is either sponsored by the Company or any Subsidiary or ERISA Affiliate or to which either the Company or any Subsidiary or ERISA Affiliate is party (each, a “Company Plan”).
          (b) With respect to each Company Plan, the Company or any Subsidiary has made available to Buyer: (i) a true, correct and complete copy of such Company Plan; (ii) the three most recent Annual Report (Form 5500 Series) and accompanying schedules, if Forms 5500 were required by Law to be filed; (iii) the most recent annual financial report, if applicable; (iv) the most recent actuarial report, if any; and (v) the current summary plan description and any material modifications thereto for each Plan in respect of which there exists a summary plan description.
          (c) Section 5.17(c) of the Disclosure Schedule identifies each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code

(“Qualified Plan”). Each Qualified Plan has been determined by the Internal Revenue Service (“IRS”) to so qualify or has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination; or it has been adopted in the form of a prototype or volume submitter plan that has been pre-approved by the IRS as is evidenced by a notification letter from the IRS; and the trusts created thereunder are exempt from tax under Section 501(a) of the Code; copies of all determination and notification letters have been delivered to Buyer; and nothing has occurred since the date of such determination letters which is likely to cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any Company Plan.
          (d) Each Company Plan required to be listed on Section 5.17(a) of the Disclosure Schedule that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and was in existence prior to October 3, 2004, has not been “materially modified” (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner which would cause amounts deferred in taxable years beginning before January 1, 2005, under such plan to be subject to Section 409A of the Code or the Company Plan is otherwise compliant with the provisions of Section 409A under the good faith standards of the applicable guidance. Each Company Plan required to be listed on Section 5.17(a) of the Disclosure Schedule that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and which has not been terminated has been operated in good faith compliance since January 1, 2005 with the provisions of Section 409A of the Code, Notice 2005-1 and the proposed Section 409A regulations issued September 29, 2005.
          (e) There are no pending or, to the Knowledge of the Company, threatened Proceedings relating to any Company Plan other than routine claims by Persons entitled to benefits thereunder, nor is any Company Plan the subject of any pending (or, to the Knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Person;
          (f) No event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Company Plan;
          (g) Except as disclosed in Section 5.17(g) of the Disclosure Schedule, with respect to any Company Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law, and all employee contributions, including elective deferrals, to the Aeroglide Retirement Investment Plan (Plan No. 002) have been segregated from Company’s general assets and deposited into the trust established pursuant to the such plan in a timely manner in accordance with the “plan asset” regulations of the Department of Labor and other applicable law;

          (h) None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable law, and none of the Company or any Subsidiary or any ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by COBRA or a similarly applicable state statute and except for the continuation of health or welfare benefits to former employees or service providers through the end of the month in which they terminate service, or pursuant to post-termination severance arrangements. No Company Plan or employment agreement provides health benefits that are not insured through an insurance contract other than a Code Section 125 Company Plan. Each Company Plan is amendable and terminable unilaterally by the Company at any time without material liability to the Company as a result thereof and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan;
          (i) Except as specifically set forth in Section 5.17(f) of the Disclosure Schedule, no employee or former employee or other Person of the Company or any Subsidiary or ERISA Affiliate will become entitled to any bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement, and there is no contract, plan or arrangement covering any employee or former employee or other Person of the Company or any Subsidiary or any ERISA Affiliate that, individually or collectively, could reasonably be expected to give rise to a payment that would not be deductible to the Company by reason of Section 280G of the Code;
          (j) Except as disclosed in Section 5.17(j) of the Disclosure Schedule, neither the Company nor any Subsidiary nor any ERISA Affiliate has ever (i) contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, or (ii) incurred any Withdrawal Liability, or (iii) contributed to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA.
          (k) The Plans are in compliance in all material respects both in form and operation with ERISA, the Code and other applicable Laws, and have been administered in all material respects in accordance with their terms.
     5.18 Related Party Transactions. Section 5.18 of the Disclosure Schedule sets forth a list of all Contracts between any Seller (or any Related Party of any Seller, other than the Company and any Subsidiary), on the one hand, and either the Company or any Subsidiary, on the other hand, and other arrangements whereby any Seller or Related Party to any Seller provide goods or services to, or obtain goods or services from, the Company or any Subsidiary.
     5.19 Intellectual Property.
          (a) Each of the Company and each Subsidiary, as applicable, owns all right, title and interest in and to, or has valid licenses to use, all its Intellectual Property that is material to the business of the Company or any Subsidiary.

          (b) Section 5.19(b) of the Disclosure Schedule sets forth a true and complete list of all patents, patents pending, trademark/service mark applications and registrations, copyright applications and registrations, and domain name registrations that comprise Intellectual Property owned by the Company.
          (c) Except as set forth in Section 5.19(c) of the Disclosure Schedule:
(1)	to the Knowledge of the Company, there is no infringement, misappropriation or other misuse being made by any third person of any Intellectual Property that is material to the business of the Company or any Subsidiary;

(2)	no claim is pending or, to the Knowledge of the Company, threatened to the effect that the operations of the Company or any Subsidiary infringe or conflict with the asserted rights of others in respect of any Intellectual Property material to the business of the Company or any Subsidiary; and

(3)	no claim is pending or, to the Knowledge of the Company, threatened to the effect that any Intellectual Property material to the business of the Company or any Subsidiary is invalid or unenforceable.
          (d) Section 5.19(d) of the Disclosure Schedule sets forth the licenses pursuant to which the Company or any Subsidiary grants to any other Person the right to use Intellectual Property owned by the Company or any Subsidiary material to the business of the Company or any Subsidiary, and the licenses pursuant to which any other Person grants to the Company or any Subsidiary the right to use Intellectual Property material to the business of the Company or any Subsidiary owned by any other Person (other than licenses to use off-the-shelf software). To the Knowledge of the Company, except as set forth in Section 5.19(d) of the Disclosure Schedule:
(1)	neither the Company nor any Subsidiary is in material breach or default with respect to any of such licenses;

(2)	no other party thereto is in material breach or default with respect to such licenses; and

(3)	no event has occurred which, with due notice or lapse of time or both, would constitute such a default.
     5.20 Condition and Sufficiency of Assets. The buildings, plants, structures and equipment of each of the Company and each Subsidiary are in good operating condition and in a good state of maintenance and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs, except for routine, non-material maintenance and repairs. Such assets of the Company and the Subsidiaries are sufficient for the continued conduct of the respective businesses of the Company and the Subsidiaries following the Closing in substantially the same manner as currently conducted, subject to such changes as are implemented in accordance with Article 7.
     5.21 Inventory. All inventories held by the Company and the Subsidiaries are valued on the Financial Statements and the Unaudited Financial Statements at the lower of cost or market. Such inventories consist of a quantity and quality useable in the ordinary course of business, subject to reasonable reserves.
     5.22 Accounts Receivable. The accounts receivable of each of the Company and each Subsidiary are reflected properly on its respective books and records, and such accounts receivable that are reflected on the Balance Sheet, the Interim Balance Sheet or the Closing Working Capital Statement represent valid obligations arising from transactions consummated by the Company or the Subsidiaries, as applicable, in the ordinary course of business.
     5.23 Tax Matters. Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 5.23 shall be deemed to contain the only representations and warranties in this Agreement or arising out of the transactions contemplated herein with respect to Taxes.
          (a) Except as set forth in Section 5.23(a) of the Disclosure Schedule, (i) each of the Company and each Subsidiary has filed within the time and in the manner prescribed by Law all Tax Returns required to be filed by it, (ii) all such Tax Returns are true and accurate in all material respects, and (iii) each of the Company and each Subsidiary has timely paid all Taxes which are due and payable with respect to such Tax Returns and has set up in its financial records adequate reserves for all Taxes in dispute or not yet due and payable.
          (b) There are no liens for Taxes outstanding against any of the Company or the Subsidiaries, their respective assets or against the Shares, except for Permitted Encumbrances.
          (c) All Taxes and assessments that the Company or any Subsidiary is required to withhold or to collect have been duly withheld or collected, and all such withholdings and collections have either been duly and timely paid over to the appropriate Taxing Authorities or are, together with the payments due or to become due in connection therewith, duly reflected in the Company’s or any Subsidiary’s financial records in accordance with GAAP, consistently applied.
          (d) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes that have been given by the Company or any Subsidiary.
          (e) No federal, state, local or foreign audits or other administrative or court proceedings are presently pending against the Company or any Subsidiary with regard to any Taxes or Tax Returns. No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Subsidiary which has not been resolved and paid in full.
          (f) The Company is, and at all times since January 1, 1998 has been, an “S” corporation within the meaning of Section 1361 of the Code; each of the shareholders of the

Company since such date has been a person permitted to be a shareholder of an S corporation under Section 1361(b)(1)(B) of the Code; no Subsidiary is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code; and the aggregate amount of net unrealized built-in gain for the Company and the Subsidiaries within the meaning of section 1374(d)(1) of the Code as of December 31, 2006 did not exceed $500,000.
          (g) There are no outstanding requests for extensions of time within which to file Tax Returns of the Company or any Subsidiary.
          (h) There are no Contracts with any Governmental Body, or any agreements between any of the Sellers and any Governmental Body, relating to Taxes in effect with respect to the Company or any Subsidiary that is in effect on the Closing Date.
          (i) Neither the Company nor any Subsidiary is a party to any tax-sharing Contract, or similar arrangement (whether express or implied), including any terminated agreement as to which it could have any continuing liabilities after the Closing Date.
          (j) Neither the Company nor any Subsidiary has pending any application for a ruling relating to Taxes from any Governmental Body, has received a ruling relating to Taxes within the last five years from any Governmental Body, nor has entered into any closing agreement relating to Taxes with any Governmental Body.
          (k) Neither the Company nor any Subsidiary is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (l) The transactions contemplated by this Agreement, either by themselves or in conjunction with any other transaction that the Company or any Subsidiary may have entered into or agreed to, will not as of the Closing Date give rise to any federal income tax liability under Section 355(e) of the Code for which the Company or any Subsidiary may in any way be held liable.
          (m) Except as set forth in Section 5.23(m) of the Disclosure Schedule, neither the Company nor any Subsidiary has, nor has any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has the Company or any Subsidiary otherwise taken steps that have exposed, or will expose, any of them to the taxing jurisdiction of a foreign country.
          (n) Except as set forth in Section 5.23(n) of the Disclosure Schedule, there are no joint ventures, partnerships, or limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary is a party and that could be treated as a partnership for federal income tax purposes.
     5.24 Brokers. Neither the Company nor any Subsidiary has employed any broker, finder or investment banker in connection with the transactions contemplated by this Agreement which would be entitled to a fee or commission in connection with such transactions, except for Edgeview Partners, whose fees or commissions shall be the sole responsibility of Sellers.
     5.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of the Company, any Seller, any Affiliate of the Company or any Seller, or any officer, director, employee, agent, advisor, representative of the Company, any Seller or any Affiliate of the Company or any Seller or any other Person makes any representations or warranties. The Company and each Seller hereby disclaim any other representations or warranties, whether made by the Company, a Seller or any Affiliate of the Company or any Seller, or any of they respective officers, directors, employees, agents, advisors, representatives or other Person, with respect to the execution and delivery of this Agreement, the transactions contemplated hereby or the Company, or its business, assets or liabilities, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing.
     5.26 Books and Records.
     The books of account, minute books and stock record books of the Company and each Subsidiary, all of which have been made available to Buyer and its representatives, are complete and correct in all material respects, and have been maintained in accordance with sound business practices. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders or members, the board of directors or managers, and committees of such boards, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.
     5.27 Insurance.
     (a) The Company has delivered or otherwise made available to Buyer a true and complete copy of (i) each policy of insurance to which the Company or any Subsidiary is a party or under which the assets of either the Company or any of the Subsidiaries are covered, together with a schedule setting forth (A) all insurance claims made by the Company or any Subsidiary since January 1, 2001 and (B) a description of each policy of insurance (other than those to which clause (i) of this paragraph (a) applies) to which the Company or any Subsidiary at any time since January 1, 2001 has been a party or under which the assets of either the Company or any of the Subsidiaries have been covered; (ii) each pending application, if any, of the Company and any Subsidiary for policies of insurance, and (iii) any statement by the auditor of the Company’s and any Subsidiary’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims. Section 5.27(a) of the Disclosure Schedule summarizes the insurance policies in effect as of the date hereof.
     (b) Section 5.27(b) of the Disclosure Schedule describes:
     (i) any self-insurance arrangement by or affecting the Company or any Subsidiary, including any reserves established thereunder; and

     (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company or any Subsidiary.
     (c) Each policy of insurance to which the Company or any Subsidiary is a party:
     (A) is valid, outstanding, and to the Knowledge of the Company, enforceable;
     (B) is issued by an insurer that to the Knowledge of the Company is financially sound and reputable;
     (C) when taken together with all other policies of insurance of the Company and the Subsidiaries, provide adequate insurance coverage for the assets and operations of the Company and the Subsidiaries for the risks to which they are exposed in the ordinary course of business;
     (D) when taken together with all other policies of insurance of the Company and the Subsidiaries are sufficient for compliance with the Laws and Contracts to which the Company and the Subsidiaries are bound; and
     (E) will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement.
     (d) Neither the Company nor any Subsidiary has received, with respect to any policy of insurance to which any of them is a party or under which the assets of any of them are covered, (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice that any insurance policy is no longer in full force or effect, will be or is cancelled, will not be renewed or the issuer thereof is not willing or able to perform its obligations thereunder.
     (e) All premiums due under each policy to which the Company or any Subsidiary is a party or that provides coverage to any of the Company or any Subsidiary have been paid or are being timely paid under financing arrangements offered by the applicable insurance provider and there are no lapses in coverage due to unpaid premiums.
     5.28 Certain Payments.
     Except as set forth in Section 5.28 of the Disclosure Schedule, neither the Company nor any Subsidiary, nor any Seller, nor any director, officer, agent or, to the Knowledge of the Company, employee of the Company or any Subsidiary has, at any time since April 23, 2004, directly or indirectly, for or on behalf of the Company or any Subsidiary, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any Subsidiary, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Subsidiary, as applicable.

     5.29 Customers and Suppliers.
     (a) Set forth in Section 5.29(a) of the Disclosure Schedule is a list of the ten (10) largest customers of the Company and the Subsidiaries in terms of annual gross sales for the trailing 12-month period ended December 31, 2006. No such customer has notified the Sellers, the Company or any Subsidiary that such customer intends to terminate its business relationship with the Company or any Subsidiary.
     (b) Since the Balance Sheet Date, no material vendor or supplier of the Company or any Subsidiary has notified any of the Company, any Subsidiary or any Seller that it intends to terminate supplying goods or services to the Company or any Subsidiary.
     5.30 No Products Liabilities; Product Warranties
     (a) Except as set forth on Section 5.30 of the Disclosure Schedule, there is not pending or, to the Knowledge of the Company, threatened, any, civil, criminal or administrative actions, suits, demands, claims, hearings, notices or violation, demand letters, investigations or any other similar Proceeding relating to injury to person or property of employees or any third parties suffered as a result of any product manufactured, distributed or sold by or on behalf of any of the Company or any Subsidiary or performance of any service by the Company or any Subsidiary, including claims arising out of any breach of product warranty (other than warranty service and repair claims in the ordinary course of business), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the design, testing, manufacture, packaging, labeling (including instructions for use), materials or workmanship or sale of its products or from the provision of services or otherwise alleging any liability of either the Company or any Subsidiary as a result of any defect or other deficiency with respect to any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary or performance of any service by the Company or any Subsidiary (hereafter collectively referred to as “Product Liability Claims”).
     (b) No product manufactured or sold by either the Company or any Subsidiary has been the subject of any material recall or similar action instituted by any Governmental Body or undertaken by either the Company or any Subsidiary on a voluntary basis. Except as set forth in Section 5.30(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has paid, settled or otherwise incurred any uninsured or insured liability with respect to, any Product Liability Claims.
     5.31 Accuracy of Information
     Neither the representations or warranties of the Company in this Agreement nor any statement contained in the Disclosure Schedule, certificates or other written statements and information furnished to Buyer or its representatives by or on behalf of Sellers or Company and any Subsidiary in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby contain any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     6.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its material properties and to carry on its business as now being conducted. Buyer is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it, except where the failure to be so qualified or be in good standing would not reasonably be expected to prevent Buyer from executing or delivering this Agreement or performing its obligations hereunder.
     6.2 Power. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the purchase of the Shares and other transactions contemplated by this Agreement.
     6.3 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
     6.4 Noncontravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will:
          (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or bylaws or similar governing documents;
          (b) cause a default (or give rise to any right of termination, cancellation or acceleration) under any material agreement or other material obligation to which Buyer is a party, except for such matters as would not reasonably be expected to result in a material adverse effect upon the ability of Buyer to perform its obligations under this Agreement; or
          (c) violate any Law applicable to Buyer, except as would not reasonably be expected to result in a material adverse effect upon the ability of Buyer to perform its obligations under this Agreement.
     6.5 Consents. No consent or approval by, or any notification of or filing with, any Governmental Body is required in connection with the execution, delivery and performance by Buyer of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, except for any such consent, approval, notification or filing the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect upon Buyer’s ability to perform its obligations under this Agreement.

     6.6 Investment Intent. Buyer is acquiring the Shares for its own account for investment without a view to the sale, distribution, subdivision, transfer or fractionalization thereof Buyer acknowledges that the Shares (a) have not been registered under the Securities Act of 1933, as amended, or any state securities law and there is no commitment to register the Shares, (b) have no public or other market, and (c) cannot be resold, unless they are subsequently registered or an exemption from registration is available. Buyer has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the risks and merits of its investment in the Shares and of making an informed investment decision.
     6.7 Litigation. No Proceeding has been commenced or, to the knowledge of Buyer, threatened against Buyer that challenges the validity of this Agreement or the transactions contemplated hereby or that may have the effect of preventing, delaying or impairing, or making illegal the transactions contemplated hereby, or materially affecting Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     6.8 Brokers. Buyer has not employed any broker, finder or investment banker in connection with the transactions contemplated by this Agreement which would be entitled to a fee or commission in connection with such transactions, except for any broker, finder or investment banker whose fees or commissions shall be the sole responsibility of Buyer.
     6.9 Financial Capability. Buyer has sufficient funds to effect the Closing and all other transactions contemplated by this Agreement.
     6.10 Knowledge Regarding Representations. Buyer is not aware of any material inaccuracy or misstatements in, or breach of, any representation or warranty of Sellers or the Company contained in this Agreement.
     6.11 Non-Reliance. Buyer acknowledges that it, together with its advisors, has made its own investigation of the Company, the Subsidiaries and their businesses and assets. Buyer is not relying on any representations, warranties or statements other than those expressly set forth in this Agreement and is not relying on implied warranties (whether of merchantability or fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the business of the Company as conducted after the Closing Date, or upon the information (including any forecasts or projections) contained in the Confidential Memorandum furnished to Buyer in connection with the transactions contemplated by this Agreement.
ARTICLE 7
[RESERVED]
ARTICLE 8
CONDITIONS TO OBLIGATION OF BUYER
     The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by Buyer in its sole discretion:

     8.1 Representations and Warranties. The representations and warranties of Sellers and the Company in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Sellers and the Company in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, except to the extent such representations and warranties refer to a specific date, as of the date hereof.
     8.2 Performance of Agreements. Sellers and the Company shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing pursuant to this Agreement or any Schedule or Exhibit hereto, including each of Sellers’ obligations under Section 3.3.
     8.3 Approvals. Except as would not reasonably be expected to result in a Material Adverse Effect, all consents, authorizations, approvals of, and expirations of waiting periods imposed by, any Governmental Body, the failure of which to obtain or occur would make the consummation of the transactions contemplated hereby illegal, shall have been obtained or shall have occurred.
     8.4 Legal Matters. No preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Body which makes the consummation of the transactions contemplated hereby illegal.
ARTICLE 9
CONDITIONS TO OBLIGATION OF SELLERS
     The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by a Majority in Interest of Sellers in their sole discretion:
     9.1 Representations and Warranties. The representations and warranties of Buyer in this Agreement that are qualified as to Material Adverse Effect shall be true and correct and the representations and warranties of Buyer in this Agreement that are not so qualified shall be true and correct except as would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby, in each case as of the date hereof.
     9.2 Performance of Agreements. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing pursuant to this Agreement or any Schedule or Exhibit hereto, including each of Buyer’s obligations under Section 2.2 and Section 3.4.
     9.3 Approvals. Except as would not reasonably be expected to have a Material Adverse Effect, all consents, authorizations, approvals of, and expirations of waiting periods imposed by, any Governmental Body, the failure of which to obtain or occur would make the consummation of the transactions contemplated hereby illegal, shall have been obtained or shall have occurred.

     9.4 Consents. The Company and Sellers shall have cooperated with Buyer in obtaining all consents, permits, approvals of, and exemptions by, any Governmental Body and all consents of any third party, in each case, necessary for the consummation of the transactions contemplated by this Agreement.
     9.5 Legal Matters. No preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Body which makes the consummation of the transactions contemplated hereby illegal.
     9.6 Payment of Indebtedness by Related Persons.
     Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company or any Subsidiary by any Seller or any Related Person of any Seller to be paid in full prior to or contemporaneous with Closing.
ARTICLE 10
SELLERS’ RELEASES
     Subject to and in consideration of Buyer’s payment of the Purchase Price for the Shares pursuant to this Agreement, effective as of the Closing, each Seller for itself and its Related Persons, hereby releases and forever discharges Buyer, the Company and the Subsidiaries and their respective individual, joint or mutual, past, present and future Affiliates, principals, officers, directors, members, managers, employees, agents and other representatives, successors and assigns (individually a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, Proceedings, causes of action (including those arising out of or in any way related to any federal, state or local law prohibiting discrimination on the basis of age, race, color, religion, disability, sex, national origin, citizenship or other protected classification, including, without limitation, claims under Title VII, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act), Orders, obligations, rights of indemnification, contribution or subrogation, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, by statute, at law and in equity (the “Released Claims”) which such Seller now has, has ever had or may hereafter have against the respective Releasees (i) arising contemporaneously with or prior to the Closing or (ii) on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing and, in either case, related to the ownership of the Shares, service as an officer or director of the Company or any Subsidiary, Deferred Compensation or the business and affairs of the Company or any Subsidiary, including all such Released Claims arising under or in connection with any financing, guaranty or other financial accommodation (and all subrogation rights that may arise in the future on account thereof), investment, advance, loan, lease, provision of goods or services, Contract (including any certificate of incorporation, bylaws or other organizational documents) or other undertaking or transaction entered into with or on behalf of the Company or any Subsidiary by any such Seller; provided, however, that nothing contained herein shall operate to release any obligation (i) of Buyer, the Company and any Subsidiary arising pursuant to this Agreement or any document executed and delivered pursuant to this Agreement, or (ii) pursuant to any employment arrangement for events arising on or after the Closing or for accrued salary and benefits earned through the Closing, other than in respect of Deferred Compensation. Each Seller acknowledges that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected its willingness to enter into this release. Nevertheless, each Seller hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.
ARTICLE 11
POST-CLOSING COVENANTS; TAX MATTERS
     11.1 Access to Records. Following the Closing, Buyer shall (a) upon reasonable request provide Sellers, their Affiliates, accountants, attorneys and other representatives reasonable access during normal working hours to the books, records and personnel of the Company and any Subsidiary relating to transactions and the operation of the business of the Company and any Subsidiary through the Closing Date and the right to make copies thereof at Sellers’ expense; and (b) maintain such books and records for a period of at least five years after the Closing Date and give Sellers the opportunity to keep any books and records relating to the pre-Closing period which Buyer thereafter intends to no longer maintain.
     11.2 Public Statements. Except for compulsory disclosures in satisfaction of, or otherwise required by, applicable Law or securities exchange rules (including by making a public announcement through issuance of a press release or other reasonable means), no press release or other public announcement (if materially different from those previously made) relating to the transactions contemplated by this Agreement shall have been made by any party to this Agreement or its representatives without prior consultation among and approval by a Majority in Interest of the Sellers and the Buyer.
     11.3 Tax Matters The following provisions shall govern the allocation of responsibility as between the Sellers and Buyer for certain Tax matters following the Closing Date:
     (a) Buyer shall (and shall cause the Company and each Subsidiary), and the Sellers shall, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     (b) Buyer shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), at the expense of the Company, all income Tax Returns for the Company and each Subsidiary for any Taxable period that includes the Closing Date. At least fifteen (15) business days prior to the date that the Company intends to file each such income Tax Return, Buyer shall provide or cause to be provided to Sellers a draft of each such Tax Return in such form as contemplated by Buyer to be filed, and inform Sellers as to the date by which such Tax Return is required to be filed. The Sellers and their advisors shall be entitled to review and comment on each such draft income Tax Return, and to have access to the books and records of the Company necessary to make such review meaningful, and shall provide written comments, if any, to Buyer not later than the day that is ten (10) business days after receipt of the applicable income Tax Return. Buyer shall make or cause to be made to each such draft income Tax Return such changes as necessary to reflect the reasonable written comments of the Sellers (i) so long as Buyer believes each such change has “a realistic possibility of being sustained on its merits” (if challenged by the applicable Taxing authority) with respect to the treatment of any item of a type that has been reported on a prior income Tax Return of Company or applicable Subsidiary or (ii) so long as Buyer believes each such change either (A) has “a realistic possibility of being sustained on its merits” (if so challenged) and will not have an adverse effect on Buyer or (B) is more likely than not to prevail, with respect to the treatment of any item of a type that has not been previously reported on a prior income Tax Return of the Company or applicable Subsidiary. Buyer shall make or cause to be made to each such draft income Tax Return such changes as necessary to reflect the reasonable written comments of the Sellers so long as Buyer believes each such change has “a realistic possibility of being sustained on its merits” with respect to such positions and elections if challenged by the applicable Taxing authority. All determinations necessary to give effect to the foregoing, including all income Tax Returns for the taxable periods ended December 31, 2006, shall be made and all income Tax Returns with respect to such periods shall be filed in a manner consistent with prior practice, policies and income tax returns of the Company and each applicable Subsidiary.
     (c) To the extent such Taxes have not been reflected as a liability on the Closing Working Capital Statement, the Sellers shall timely pay, or cause to be paid, all Taxes with respect to Company or any Subsidiary shown to be due on the income Tax Returns described in paragraph (b), to the extent such Taxes are properly allocable to periods on or prior to the Closing Date pursuant to Section 11.2(d). In addition, with respect to any Tax Returns of Company or any Subsidiary relating to taxable periods that end prior to the Closing Date, Sellers shall be responsible for, and shall pay to Company (or the applicable Subsidiary), any additional Tax liabilities assessed against Company or Subsidiary, unless and to the extent that such Taxes have been reflected as a liability on the Closing Working Capital Statement. In the event that the Sellers for any reason fail to make any payment contemplated by this Section 11.3(c), then Buyer may bring an indemnification claim under Section 12.2.
     (d) For purposes of this Agreement:
          (1) In the case of any gross receipts, income, or similar Taxes that are payable by the Company or any Subsidiary with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of such Taxes allocable to (A) the period before the Closing Date and ending on the Closing Date and (B) the portion of the Straddle Period beginning on the day after the Closing Date shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of Company (and, where appropriate, each applicable Subsidiary). Any calculation relating to a Straddle Period shall be performed prior to the effect of any election under Section 338(h)(10) of the Code.
          (2) In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable by the Company or any Subsidiary with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Sellers shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, Buyer shall be responsible for any Taxes related thereto). The parties agree that all deductions for Deferred Compensation shall, to the extent permitted by applicable law, be included in or allocated to the portion of the Straddle Period occurring prior to the Closing Date.
     11.4 Further Assurances. Each party shall at any time and from time to time after the Closing, upon the request of the other, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, of the Shares or to vest in Buyer title to the Shares and otherwise to consummate the transactions contemplated by this Agreement.
     11.5 Termination of Certain Equity Holder Documents. Each party hereto hereby acknowledges and agrees, on behalf of itself and its affiliates, that the Phantom Stock Plan and the Phantom Stock Plan II identified in Section 5.17(a) of the Disclosure Schedule and that certain Stockholders’ Agreement of the Company dated August 7, 1998, as amended or restated through the date hereof shall be and hereby are terminated effective immediately prior to the Closing and all obligations of the parties thereunder shall and hereby do, upon compliance with the payment obligations set forth in this Agreement, terminate without further action on the part of any of the parties thereto and are of no further force and effect and without any liability to any of the Company or the Subsidiaries.
ARTICLE 12
INDEMNIFICATION
     12.1 Survival.
     (a) The representations of Sellers contained in Sections 4.1 and 4.4, and the Company in Sections 5.1, 5.2, 5.3 and 5.4 shall survive the Closing without limitation. All remaining representations and warranties of Buyer, the Company and Sellers contained herein shall survive the Closing for a period of one year following the Closing (the “Survival Date”), at which time such representations and warranties shall expire; provided, however, that the representations and warranties set forth in Section 5.15 (Environmental) shall survive the Closing for a period of three years following the Closing; provided, further, that the representations and warranties set forth in Section 5.17 (Employee Benefit Plans) and Section 5.23 (Tax Matters) shall survive until 30 days after the expiration of the applicable statute of limitations. The covenants contained in this Agreement shall survive the Closing, if at all, until, by their respective terms, they are no longer effective.
     (b) In all instances with respect to any specific representation or warranty under which an Indemnified Party delivers a notice of a claim prior to the Survival Date applicable to such representation or warranty and as to which such claim has not been completely and finally resolved prior to such termination date, such representation or warranty shall survive for purposes of such claim for the period of time beyond such termination date sufficient to resolve, completely and finally, the claim relating to such representation or warranty in accordance with this Agreement. Except as otherwise provided herein, the parties agree that no claims or causes of action may be brought against, the Company, any Seller or Buyer based upon the representations and warranties contained in this Agreement after the applicable Survival Date.
     12.2 Indemnification.
          (a) Sellers shall indemnify, defend and save the Buyer Parties harmless from, against, for and in respect of any damages, losses, obligations, liabilities, claims and expenses (including interest, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”) sustained or suffered by any of the Buyer Parties arising from a breach of any representation, warranty, covenant or agreement of the Company or Sellers contained in this Agreement (including the Schedules and Exhibits attached hereto) which breach the Buyer did not know of and should not reasonably have known of at or prior to the Closing.
          (b) Notwithstanding anything contained herein to the contrary, the following limitations shall apply with reference to any indemnification claim against Seller under Section 12.2(a) with respect to an alleged breach of any representations or warranties:
(1)	No such indemnification claim shall be brought against a Seller unless Buyer, at any time prior to the Survival Date, gives such Seller written notice, with reasonable specificity, of the existence of any such indemnification claim.

(2)	The amount of Loss suffered by the Buyer Parties shall be determined after offsetting the amount of any applicable reserve or allowance included in the [Interim Balance Sheet], and any Tax Benefit, insurance proceeds or third party indemnification received or receivable.

(3)	The amount of Losses from a matter shall be reduced to the extent such matter is reflected in the final determination of the Adjustment Amount pursuant to Article 2.

(4)	No Seller shall be liable for any such indemnification payments unless and until the aggregate amount of the Losses suffered by the Buyer Parties exceeds one percent (1%) of the Purchase Price (the “Threshold Amount”), and then only to the extent of any such excess; provided, however, the Threshold Amount shall not apply to (i) indemnity claims made under Sections 4.6, 5.1 through 5.5, or 5.24, (ii) indemnity claims made under Section 5.23, provided, however, that from and after the earlier of the date that is 18 months after the Closing Date or the day on which the Escrow Amount (as such term is defined in the Escrow Agreement) is reduced to zero, no Seller shall be liable for or in respect of any such claims unless and until the Losses suffered by the Buyer parties from and after the earlier of such dates exceeds $50,000, at which time the Sellers shall be liable for all such Losses back to the first dollar of such $50,000, or (iii) claims involving fraud or intentional misconduct.

(5)	Sellers’ liability for all such indemnification claims shall in no event exceed ten percent (10%) of the Purchase Price (the “Cap Amount”), and each Seller’s liability for all such indemnification claims shall in no event exceed ten percent (10%) of such Seller’s Pro Rata Share of the Purchase Price; provided, however, that the Cap Amount shall not apply to indemnity claims made under Sections 4.1, 4.4, 4.6, 5.1 through 5.5, 5.23 or 5.24 nor shall the Cap Amount apply to claims involving fraud or intentional misconduct.
          (c) Buyer shall indemnify, defend and save the Seller Parties harmless from, against, for and in respect of any Losses sustained or suffered by any of the Seller Parties and arising from a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement which breach the Sellers did not know of and should not reasonably have known of at or prior to the Closing.
          (d) Notwithstanding anything contained herein to the contrary, the following limitations shall apply with reference to any indemnification claim against Buyer under Section 12.2(c) with respect to an alleged breach of any representations or warranties:
(1)	No such indemnification claim shall be brought against Buyer unless a Seller, at any time prior to the Survival Date, gives Buyer written notice, with reasonable specificity, of the existence of any such indemnification claim.

(2)	Buyer shall not be liable for any such indemnification payments unless and until the aggregate amount of the Losses suffered by all of the Sellers exceeds the Threshold Amount, and then only to the extent of any such excess.

(3)	Buyer’s liability for all such indemnification claims shall in no event exceed the Cap Amount.

          (e) Sellers shall have no right of contribution, reimbursement or subrogation, or any similar right, against the Company or any Subsidiary for any indemnification payment made by Sellers, and each Seller hereby waives all such rights.
     12.3 Third Party Claims. With respect to claims resulting from the assertion of liability by third parties, the obligations and liabilities of the party allegedly responsible for indemnification (the “Indemnifying Party”) hereunder with respect to indemnification claims by the party allegedly entitled to indemnity (the “Indemnified Party”) shall be subject to the following terms and conditions:
          (a) The Indemnified Party shall give prompt written notice to the Indemnifying Party of any assertion of liability by a third party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in Section 12.2 hereof, stating the nature and basis of said assertion and the amount thereof, to the extent known.
          (b) If any Proceeding is brought against the Indemnified Party, with respect to which the Indemnifying Party may have liability under the indemnity agreement contained in Section 12.2 hereof, the Proceeding shall, upon the written agreement of the Indemnifying Party, be defended (including all Proceedings on appeal or for review which counsel for the defendant shall deem appropriate) by the Indemnifying Party. The Indemnified Parry shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless
(1)	the employment of such counsel shall have been specifically authorized by the Indemnifying Party in connection with the defense of such Proceeding,

(2)	the Indemnifying Party shall not have agreed, within 60 days after the notice to it provided in subsection (a) above, to assume the defense of such Proceeding, or

(3)	the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be defenses available to it which conflict with those available to the Indemnifying Party;
in any of which events (A) that portion of such reasonable fees and expenses reasonably related to matters covered by the indemnity agreement contained in Section 12.2 hereof shall be borne by the Indemnifying Party, and (B) the Indemnifying Party shall not be responsible for the fees and expenses of more than one counsel for the Indemnified Party. The Indemnified Party shall be kept reasonably informed of such Proceeding at all stages thereof whether or not it is so represented. The Indemnified Party shall make available to the Indemnifying Party and its attorneys, accountants and other representatives all books and records of the Indemnified Party relating to such Proceedings and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Proceeding.

          (c) The Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent may not be unreasonably withheld, delayed or conditioned, provided, however, that the Indemnified Party’s consent shall not be required if the settlement involves only payment of money and the settlement includes a full written release of liability of the Indemnified Party with respect to such suit, proceeding or claim. If an Indemnified Party does not consent to a settlement proposed by the Indemnifying Party and accepted by the adverse third party that involves only the payment of money or other consideration from the Indemnifying Party, the liability of the Indemnifying Parry shall be limited to the amount that would have been paid in such settlement. The Indemnified Party shall not settle any claim for which it seeks indemnification without the prior written consent of the Indemnifying Party, which consent may be withheld in the sole and absolute discretion of the Indemnifying Party.
     12.4 Remedies Exclusive. If the Closing occurs, the remedies provided for in this Article 12 shall be the exclusive remedies available to a party arising out of an alleged breach of a representation, warranty, covenant or agreement made in this Agreement. Neither party will be liable to the other party for special, incidental, consequential, punitive, exemplary or similar damages arising from a breach of this Agreement, except to the extent, and subject to the limitations on indemnification set forth in this Article 12, such party actually paid such types of damages to a third party in respect of a matter for which such party is entitled to indemnification under Section 12.2(a) or 12.2(c), as the case may be.
     12.5 Recoveries. If an Indemnified Party subsequently receives payment (including proceeds of insurance, third party indemnification, payments on accounts receivable and Tax Benefits) with respect to a matter for which it has been fully indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay the amount of such payment, up to the indemnification received, to the Indemnifying Party. Such Indemnified Party shall be obligated to reasonably seek any such payments to which it may be entitled.
     12.6 Characterization. Any amounts paid by an Indemnifying Party to an Indemnified Party pursuant to this Article 12 shall be treated for all Tax purposes as adjustments to the Purchase Price.
ARTICLE 13
MISCELLANEOUS
     13.1 Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.
     13.2 Binding Effect. This Agreement shall become binding and effective when executed by Buyer, the Company and each Seller. This Agreement shall not be assignable by any party to this Agreement without the prior written consent of the other parties to this Agreement (which consent, if given by a Majority in Interest of the Sellers, shall be deemed to be given on behalf of all Sellers); provided, however, Purchaser may assign its rights under this Agreement for collateral security purposes, without consent of any party, to any lender or lenders providing financing to Purchaser and/or the Company. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors, legal representatives and permitted assigns of the parties hereto. This Agreement constitutes an agreement among the parties hereto and none of the agreements, covenants, representations or warranties contained herein shall be for the benefit of, or create any third party beneficiary rights in, any Person not a party to this Agreement (other than the Seller Parties and the Buyer Parties to the extent expressly provided in Article 12).
     13.3 Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter. The making, execution and delivery of this Agreement by the parties have not been induced by any representations, warranties, statements or agreements other than those expressed in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof except for the Confidentiality Agreement. This Agreement may be amended only by a written instrument duly executed by Buyer, the Company and a Majority in Interest of the Sellers. Furthermore, nothing in this Agreement, whether express or implied, shall either (i) constitute an amendment to a Company Plan or to any other employee benefit plan, or (ii) constitute the creation of a new employee benefit plan by either the Company, the Buyer or any of their Affiliates.
     13.4 Notices. All notices or other communications hereunder shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered, certified or express mail, return receipt requested, or by reputable overnight courier service, as follows:
     If to a Seller, to the address set forth opposite such Seller’s name on the Shareholder Schedule attached hereto,

with a copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attn: Larry E. Robbins
fax: (919) 781-4865

if to the Company:	Aeroglide Corporation
100 Aeroglide Drive
Cary, North Carolina
Attn: James F. Kelly, Jr.
Fax: (919) 851-6029

with a copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attn: Larry E. Robbins
Fax: (919) 781-4865

if to Buyer:	Aeroglide Holdings, Inc.
61 Wilton Road, Second Floor
Westport, CT 06880
Attn: Alan Offenberg
Fax: (203) 221-8253

with a copy to:	Squire, Sanders & Dempsey L.L.P.
312 Walnut Street, Suite 3500
Cincinnati, OH 45202
Attn: Stephen C. Mahon
Fax: (513) 361-1201
or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed effective on the earlier of the date of receipt (or, if received on a non-business day, on the first business day after the date of receipt) or, if sent by registered, certified or express mail, on the fifth calendar day after such mailing.
     13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.
     13.6 Jurisdiction. Each party irrevocably submits to the jurisdiction of the courts of the State of Delaware in connection with any legal proceeding arising out of or relating hereto or the transactions contemplated hereby, and hereby irrevocably agrees that all claims in respect of such legal proceeding shall be heard and determined in such state or federal court. Each party irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any legal proceeding arising out of or relating hereto or the transactions contemplated thereby in the courts of Delaware and the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party further agrees, to the fullest extent permitted by law, that a final and non-appealable judgment against it in any legal proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each party agrees that service of process, summons, notice or document by U.S. registered mail to such person’s respective notice address determined in accordance with Section 13.4 (Notices) herein shall be effective service of process for any legal proceeding with respect to any matters to which it has submitted to jurisdiction pursuant to this Section.
     13.7 Waivers. Any provision of this Agreement may be waived only by a written instrument executed by the party to be charged with such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any condition to a party’s obligations under this Agreement may be waived only in writing by such party.
     13.8 Counterparts. This Agreement may be signed by each party upon a separate copy or separate signature page, and any combination of separate copies signed by all parties or including signature pages so signed will constitute a single counterpart of this Agreement. This

Agreement may be signed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. It will not be necessary, in proving this Agreement in any proceeding, to produce or account for more than one counterpart of this Agreement. This Agreement will become effective when one or more counterparts have been signed by each party, and delivered to the other party. Any party may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by facsimile transmission to the other party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).
[signatures follow]

     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed and delivered effective as of the date first above written.

AEROGLIDE CORPORATION

By: Name:	/s/ J. Fredrick Kelly
Title:

AEROGLIDE HOLDINGS, INC.

By: Name:	/s/ Alan B. Offenberg
Title:

SELLERS:

J. Fredrick Kelly, Jr.

Judith Kelly

Robert E. Long, Jr.

Margaret L. Macauley

Elizabeth L. Long

Mary Helen Wilson.

Julian W. Bunn, Jr.